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                     October 18, 2023

       Kuk Hyoun Hwang
       Chief Executive Officer
       Bellevue Life Sciences Acquisition Corp.
       10900 NE 4th Street
       Suite 2300
       Bellevue, WA 98004

                                                        Re: Bellevue Life
Sciences Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 10,
2023
                                                            File No. 001-41390

       Dear Kuk Hyoun Hwang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Gary Kocher, Esq.